The Chefs’ Warehouse, Inc. 8-K

The Chefs’ Warehouse to Acquire Del Monte Meat Company

Significant Acquisition That Will Strengthen and Expand Center of the Plate Category Offering

Company Initiates Full Year 2015 Guidance

Ridgefield, CT, January 12, 2015 -- The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that it has entered into a definitive agreement to acquire substantially all of the assets and certain equity interests of Del Monte Capitol Meat Co. and its affiliated companies (“Del Monte”) for approximately $191.2 million including cash, stock and notes.

Founded in 1926, Del Monte supplies high quality, USDA inspected beef, pork, lamb, veal, poultry and seafood products to Northern California. In addition, Del Monte’s staff of highly-skilled butchers are able to provide fresh, portion-controlled products to satisfy all of their customer’s needs on a fresh, cut-to-order basis. John DeBenedetti, the CEO and principal owner of Del Monte, will be joining the Company as Executive Vice President - Protein. Mr. DeBenedetti will also be joining the Company’s Board of Directors post-closing.

“We are thrilled to welcome John and the Del Monte family to Chefs’ Warehouse,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “Del Monte is a chef driven, specialty protein company that believes in a high-quality, high-service model; very much like The Chefs’ Warehouse. Del Monte’s diverse customer base and extensive, experienced sales force, along with their management’s protein expertise, is a perfect fit and complement to our entire organization as we expect them to strengthen and expand our center of the plate offerings.”

“On behalf of everyone at Del Monte, I would like to say that we are excited to join The Chefs’ Warehouse team,” said John DeBenedetti, president and chief executive officer of Del Monte. “We believe that joining The Chefs’ Warehouse team will not only benefit our customers by substantially expanding the products we can offer them, but it will also create more opportunities for our employees as we grow together. I am also very excited to lead the Chefs’ protein division and believe there is significant opportunity to add value as we build this best in class category.”

Del Monte is expected to generate approximately $200.0 million to $225.0 million in annualized net sales in 2015. The purchase price for the business is expected to be approximately $191.2 million (subject to customary working capital adjustments as well as final audited results of the acquired entities), consisting of the following:

•	$127.5 million in cash, which will be funded from cash on hand and additional borrowings under the Company’s existing credit arrangements
•	1.2 million shares of the Company’s common stock (valued at $22.00 per share)
•	$38.3 million in convertible subordinated notes with a six-year maturity bearing interest at 2.5% with a conversion price of $29.70 per share.

In addition, the Company will pay additional contingent consideration which is expected to total approximately $25.5 million (subject to certain conditions and upon the successful achievement of Adjusted EBITDA targets over the six years following the closing of the acquisition).

On a preliminary basis, the Company expects its full year 2015 results, including the transaction, to be in the following ranges:

•	Net sales between $1.0 billion and $1.1 billion
•	Adjusted EBITDA between $68.3 million and $72.0 million
•	Net income per diluted share between $0.57 and $0.66
•	Modified pro forma net income per diluted share between $0.70 and $0.80

This guidance is based on an effective tax rate of approximately 41.0% and fully diluted shares of approximately 28.0 million shares. The foregoing guidance is exclusive of transaction related charges including purchase accounting adjustments. The reconciliation of estimated adjusted diluted earnings per share to estimated diluted earnings per share is attached to this press release.

The transaction is subject to regulatory approvals, including expiration of the Hart-Scott-Rodino Antitrust waiting period and satisfaction of other customary closing conditions. The transaction is expected to close near the end of the first quarter of 2015.

Presentation at the 17th Annual ICR XChange Conference

Christopher Pappas, chairman, president and chief executive officer, and John D. Austin, chief financial officer, will be presenting at the 17th Annual ICR XChange Conference today, January 12, 2015 at 10:00 a.m. ET at the JW Marriott Orlando Grande Lakes in Orlando, FL. Investors and interested parties may listen to a webcast of the presentation by visiting the Company’s investor relations website at http://investors.chefswarehouse.com/.

Scheduled date for release of year-end results

The Company currently expects to announce fourth quarter and 2014 year-end results on or about March 5, 2015. The Company will also update its preliminary 2015 guidance at that time. During the fourth quarter of 2014 the Company’s specialty business performed in line with expectations, while the Company continued to experience margin pressures in the protein category.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 30,000 products to more than 20,000 customer locations throughout the United States and Canada.

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Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement entered into by the parties in connection with the Company’s proposed acquisition of all the Del Monte entities; the ability of the Company to consummate the proposed acquisition of the Del Monte entities; the Company’s ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s and its customers’ sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company’s ability to deploy the remaining net proceeds from its September 2013 common stock offering within the timeframe currently contemplated; the Company’s ability to open, and begin servicing customers from, a new Chicago distribution center and the expenses associated therewith; increased fuel costs and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; the strain on the Company’s infrastructure and resources caused by its growth; the Company’s ability to recover its losses related to the accounting issue at its Michael’s Finer Meats subsidiary from the former owners of that business; and the results of the Company’s continuing investigation into the accounting issue involving its Michael’s Finer Meats subsidiary. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2014 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Contact:

Investor Relations

John Austin, (718) 684-8415

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THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2015
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance

Net Income:	$16,000	$18,500
Provision for income tax expense	11,000	13,000
Depreciation & amortization	20,000	19,000
Interest expense	14,000	13,000
EBITDA (1)	61,000	63,500

Adjustments:
Stock compensation (2)	2,000	2,000
Duplicate rent (3)	800	1,000
Transaction and related costs (4)	4,500	5,500

Adjusted EBITDA (1)	$68,300	$72,000

1.	We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently projected results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.	Represents rent and occupancy costs, including utilities and insurance, expected to be incurred in connection with the Company’s facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.

4.	Represents transaction related costs expected to be incurred, including legal, due diligence, integration and transaction bonuses, related to the Company’s planned acquisition of Del Monte.

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THE CHEFS’ WAREHOUSE, INC.
2015 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2015 MODIFIED PRO FORMA
FULLY DILUTED EPS GUIDANCE(1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.57	$0.66

Duplicate occupancy costs (3)	0.02	0.02
Transaction and related costs (4)	0.11	0.12

Modified pro forma net income per diluted share	$0.70	$0.80

1.	We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Guidance is based upon an estimated effective tax rate of 41.0% and an estimated fully diluted share count of 28.0 million shares.

3.	Represents rent and occupancy costs, including utilities and insurance, expected to be incurred in connection with the Company's facility consolidations, including our Bronx, NY distribution facility, while we are unable to use those facilities.

4.	Represents transaction related costs expected to be incurred, including legal, due diligence, integration and transaction bonuses, related to the Company's planned acquisition of Del Monte.

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